Exhibit 99.(23)(d)(xxii)

MANAGEMENT FEE WAIVER

As of April 1, 2009

This Management Fee Waiver (this “Agreement”) is made and entered into as of this 1st day of April, 2009 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (“Investment Trust”) with respect to the Lord Abbett Balanced Strategy Fund, Lord Abbett Diversified Income Strategy Fund, Lord Abbett Growth & Income Strategy Fund, and Lord Abbett Diversified Equity Strategy Fund (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Investment Trust with respect to each Fund for the period set forth in paragraph 2 below.

2.               Lord Abbett’s commitment described in paragraph 1 will be effective from April 1, 2009 through March 31, 2010.

IN WITNESS WHEREOF, Lord Abbett and Lord Abbett Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT INVESTMENT TRUST

By:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel